NeuroBo Pharmaceuticals, Inc. NASDAQ:NRBO October 2022 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333 - 267482 October 24, 2022

Forward Looking Statements

NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. ("NeuroBo") is offering shares of common stock, shares of convertible preferred stock and warrants to purchase shares of common stock (the "Securities") in a public offering (the "Offering"). The proceeds of the Offering are intended primarily to be used for development of new assets which NeuroBo is seeking to in-license from Dong-A ST Co. Ltd. (the "Proposed Transaction") with the consummation of the Proposed Transaction being conditioned upon the completion of the Offering.

Information included herein has been prepared by NeuroBo or obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed by, and should not be construed as a representation by, Ladenburg Thalmann & Co. Inc., NeuroBo or Dong-A St Co. Ltd. or any other person. Any representations and warranties will be contained only in an underwriting agreement signed by NeuroBo. NeuroBo is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files periodic reports, proxy statements and other information with the Commission. These documents are available at no charge by visiting EDGAR on the Commission website at http://www.sec.gov.

This presentation includes forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Exchange Act. Except for statements of historical fact, any information contained in this presentation may be a forward-looking statement that reflects NeuroBo's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or NeuroBo's actual activities or results to differ significantly from those expressed in any forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "could", "would", "should", "plan", "predict", "potential", "project", "expect," "estimate," "anticipate," "intend," "goal," "strategy," "believe," and similar expressions and variations thereof. Forward-looking statements may include statements regarding the Proposed Transaction and the Offering, NeuroBo's integration of the assets to be licensed in the Proposed Transaction, the effect of the Proposed Transaction and the Offering on NeuroBo's business strategy, the market size and potential growth opportunities of NeuroBo's current and future product candidates, capital requirements and use of proceeds, clinical development activities, the timeline for, and results of, clinical trials, regulatory submissions, and potential regulatory approval and commercialization of its current and future product candidates. Although NeuroBo believes that the expectations reflected in such forward-looking statements are reasonable, such statements are based upon numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the business of NeuroBo, all of which are difficult to predict and many of which are beyond the control of NeuroBo. NeuroBo cannot guarantee future events, results, actions, levels of activity, performance or achievements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading "Risk Factors" in NeuroBo's filings with the SEC as well as risks, uncertainties and assumptions relating to or arising from: (1) the inability to enter into a definitive agreement for the Proposed Transaction or the Offering; (2) the structure, timing and ability to satisfy the conditions to closing the Proposed Transaction and the Offering; (3) NeuroBo's ability to be continued to be listed on the NASDAQ Capital Market; (4) the ability to realize the benefits of the Proposed Transaction and the Offering, including the impact on future financial and operating results of NeuroBo; (5) the ability to integrate the new product candidates to be licensed as part of the Proposed Transaction into NeuroBo's business in a timely and cost-efficient manner; (6) the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; (7) costs related to the Proposed Transaction and the Offering, known and unknown, including costs of any litigation or regulatory actions relating to the Proposed Transaction or the Offering; (8) changes in applicable laws or regulations; (9) effects of changes to NeuroBo's stock price on the terms of the Proposed Transaction and the Offering; and (10) the ability of NeuroBo to obtain the requisite approval of its stockholders to permit the conversion of the Securities to common stock under applicable NASDAQ rules. Actual results and the timing of events could differ from those anticipated in such forward-looking statement as a result of these risks.

These forward-looking statements speak only as of the date of this presentation and NeuroBo undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

This presentation also contains estimates and other statistical data made by independent parties and by NeuroBo relating to market shares and other data about the biopharmaceutical industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of such products.

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Free Writing Prospectus

This presentation highlights basic information about us and the Offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement on Form S-1 (File No. 333-267482) with the SEC, including a preliminary prospectus dated October 24, 2022 (the "Preliminary Prospectus"), with respect to the offering of our securities to which this presentation relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the Offering and other documents we have filed with the SEC and incorporated by reference into the Preliminary Prospectus for more complete information about us and the Offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The Preliminary Prospectus is available on the SEC website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Ladenburg Thalmann & Co. Inc. by written request addressed to Syndicate Department, 640 5th Avenue, 4th Floor New York, NY 10019, telephone: 1-800-573-2541 or e-mail: prospectus@ladenburg.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

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Company Overview

NeuroBo PHARMACEUTICALS

NeuroBo has entered into an agreement to in-license from Dong-A ST Co., Ltd (KOSE:A170900) **two cardiometabolic assets for the treatment of nonalcoholic steatohepatitis (NASH), obesity and type 2 diabetes (T2DM).**

DONG-A ST → ***$15M equity capital commitment***[1] → NeuroBo PHARMACEUTICALS

NRBO's 2nd Largest Shareholder

(10.8% common stock ownership)

- **Ticker:** KOSE:A170900
- **LTM Sales**[2]**:** $440M

Licensing Agreement with Dong-A

(Sept 14, 2022)

Assets, Clinical Indication and Clinical Stage	
DA-1241	▪ NASH/T2DM ▪ Phase II ready in NASH
DA-1726	▪ Obesity/NASH ▪ Pre-IND
IP	▪ 4 US Patents (2 granted, 2 pending) ▪ 1 PCT Application ▪ 44 Ex-US Patents (22 granted, 22 pending) ▪ Expire 2035 - 2040

1. Dong-A will purchase, in a private offering, $15 million of Series A Convertible Preferred Stock at a conversion price equivalent to the public offering together with warrants equivalent to the warrants in the public offering. Shareholder approval will need to be obtained for the issuance of the common stock underlying the Preferred and the warrants. This is contingent upon NRBO raising at least $15 million in the public offering.
2. As of June 30, 2022

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5 License Agreement with Dong - A Terms of the licensing agreement with Dong - A include: Dong - A and NRBO Equity Upfront Payment for Licensing Agreement $22M ▪ Series A Convertible Preferred Stock. ▪ Conversion price = public offering price units. ▪ Conversion subject to shareholder vote. Private Placement $15M ▪ Series A Convertible Preferred Stock. ▪ Conversion price and warrants = public offering price and warrant coverage as units. ▪ Conversion subject to shareholder vote. $37M of new equity in NRBO Milestone Payments and Royalties (1) ▪ Regulatory milestone payments for DA - 1726 and DA - 1241. ▪ Single digit royalties on net sales. ▪ Commercial based milestone payments. 1. Payable in cash or common stock Dong - A will continue to fund pre - clinical work in DA - 1726 until submission of the IND. AM0 AM1

Pipeline and Near-Term Catalysts

Product	Preclinical	Phase I	Phase II (IIa / IIb)	Global Rights	Upcoming Catalysts
DA-1241[1] *(GPR119 Agonist)*	NASH & T2DM			NeuroBo Pharmaceuticals (Ex. Korea)	**2H 2023: Interim NASH/T2DM data readout** **Mid 2024: Phase IIa NASH/T2DM data**
DA-1726 *(GLP1R/GCGR Dual Agonist)*	Obesity & NASH[2]			NeuroBo Pharmaceuticals (Ex. Korea)	**2H 2023: Phase Ia Obesity/NASH data readout** **2H 2024: Phase Ib Obesity/NASH data readout**

Completed   *Upcoming*

Sources: Dong-A, Management projections.
Notes: GPR119 (G Protein-Coupled Receptor 119); T2DM (Type 2 Diabetes Mellitus); NASH (Non-Alcoholic Steatohepatitis); GLP1R/GCGR (Glucagon-Like Peptide 1 Receptor/ Glucagon Receptor).
1. Assumes standalone development path in NASH; NeuroBo has option to pursue T2DM as an additional indication for DA-1241.
2. Remaining preclinical work will be carried out prior to the initiation of the Phase Ia trial.

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7 2023 2024 1H 2023 Initiate Phase IIa study in NASH/T2DM 2H 2023 Phase Ia SAD data readout Anticipated Catalysts Q1 2023 File IND 2 H 2023 Initiate Phase Ib MAD study 2 H 2024 Phase Ib MAD data readout Mid 2023 Initiate Phase Ia SAD Study MID 2024 Phase IIa data readout in NASH/T2DM 2 H 2023 Interim data readout in NASH/T2DM Notes: NASH (Non - Alcoholic Steatohepatitis); IND (Investigational New Drug); MAD (Multiple Ascending Dose); SAD (Single Ascending Dose). DA - 1726 DA - 1241 2023 2024

DA - 1241 1. DA - 1241 also has potential in T2DM. A novel G - Protein - Coupled Receptor 119 (GPR119) agonist with potential for Non - Alcoholic Steatohepatitis (NASH) (1) Synthetic, small molecule, selective and suitable for oral administration

DA-1241 Mechanism of Action in NASH

DA-1241 has a multimodal mechanism that induces strong anti-NASH effects, supported by potential best-in-class efficacy demonstrated during preclinical studies [1-5]

- Agonism of GPR119 in the gut promotes the release of key gut peptides GLP-1, GIP, and PYY, these peptides play a further role in glucose metabolism, lipid metabolism and weight loss
- Reduced lipid and collagen deposition via inhibition of triglyceride biosynthesis and stellate cell activation; produced beneficial effects on blood glucose levels [1,2]
- Reduced both pro-inflammatory cytokines and chemokines [2-5]

DA-1241 demonstrated anti-NASH effects in animal models:

- ✓ Significantly reduced hepatic steatosis, inflammation, and fibrosis
- ✓ Attenuated NASH progression
- ✓ Reduced lipid and collagen deposition in the liver
- ✓ Decreased hepatic inflammation assessed by macrophage marker
- ✓ Reduced systemic inflammation and fibrosis biomarkers
- ✓ Reversion of hepatic transcriptome - most variable genes were improved towards the normal control

Notes: GPR119 (G Protein-Coupled Receptor 119); NASH (Non-Alcoholic Steatohepatitis); T2DM (Type 2 Diabetes Mellitus); GLP-1 (Glucagon-Like Peptide 1); GIP (Glucose-Dependent Insulinotropic Peptide); PYY (Polypeptide YY).

1. Dong-A ST DA-1241 Investigator's Brochure.
2. Dong-A Study Report 104458.
3. Park H et al. 80th Meeting of the American Diabetes Association. 2020; Abstract 216-LB.
4. Park H et al. 80th Meeting of the American Diabetes Association. 2020; Abstract 217-LB.
5. Park H et al. AASLD The Liver Meeting. 2020; Abstract 1666.

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10 DA - 1241 Attenuates NASH Progression in Obese NASH Mice (1,2) ▪ Chronic treatment with DA - 1241 increased plasma total GLP - 1 , but NOT another GPR119 agonist ▪ DA - 1241 alleviated the progression of NASH in Ob - NASH mice on a high fat/fructose/CHO diet ▪ Biomarkers including CCL2 and TIMP - 1 in both plasma and liver were improved accordingly Notes: NASH (Non - Alcoholic Steatohepatitis); GPR119 (G Protein - Coupled Receptor 119); GLP - 1 (Glucagon - Like Peptide 1); Ob (Obese); CHO (Carbohydrate); CCL2 (C - C Motif Chemokine Ligand 2); TIMP - 1 (TIMP Metallopeptidase Inhibitor 1); NAFLD (Non - Alcoholic Fatty Liver Disease). 1. Dong - A Study Report 103143. 2. Park H et al. 80th Meeting of the American Diabetes Association. 2020; Abstract 217 - LB. NAFLD Activity Score Inflammation Fibrosis Plasma GLP - 1 Plasma ALT 1.45 1.47 2.49 # 1.59 0.0 0.5 1.0 1.5 2.0 2.5 3.0 NASH Control DA-1241 0.03% DA-1241 0.1% MBX-2982 0.1% Total GLP - 1 (pM) 684 614 250 * 443 * 0 200 400 600 800 NASH Control DA-1241 0.03% DA-1241 0.1% MBX-2982 0.1% Serum ALT (U/L) Ob/ob mice 10 weeks Western diet with or without each drug * Statistically significant compared to NASH control 4.5 3.13 2.75 * 3.63 0 2 4 6 NASH Control DA-1241 0.03% DA-1241 0.1% MBX-2982 0.1% Score 2.25 1.13 * 0.75 * 1.5 * 0 1 2 3 NASH Control DA-1241 0.03% DA-1241 0.1% MBX-2982 0.1% Score 1.75 1.13 0.63 * 1.25 0.0 0.5 1.0 1.5 2.0 2.5 NASH Control DA-1241 0.03% DA-1241 0.1% MBX-2982 0.1% Score MB0

11 Therapeutic Potential of DA - 1241 in Diet Induced Obesity - NASH Mice (1 - 3) ▪ The beneficial effects of DA - 1241 alone and in combination with a DPP4 inhibitor were carried over to NASH models in mice ▪ DA - 1241 alone and in combination with a DPP4 inhibitor reduced hepatic lipid and collagen deposition in the liver of biopsy - proven NASH mice ▪ DA - 1241 alone and in combination with a DPP4 inhibitor effectively decreased hepatic inflammation assessed by a macrophage marker, galectin - 3 ▪ DA - 1241 alone and in combination with a DPP4 inhibitor reduced systemic inflammation and fibrosis biomarkers Notes: NASH (Non - Alcoholic Steatohepatitis); NAFLD (Non - Alcoholic Fatty Liver Disease); DIO (Diet Induced Obese); DPP4i (Dipeptidyl Pep tidase 4). 1. Dong - A Study Report 103420. 2. Park H et al. AASLD The Liver Meeting. 2020; Abstract 1666. 3. Park H et al. 80th Meeting of the American Diabetes Association. 2020; Abstract 216 - LB. Total Liver Lipid (mg) Total Liver Galectin - 3 (mg) Inflammation Score NAFLD Activity Score C57BL/6 mice 8 weeks Western diet w/ or wo each drug 27 weeks Pre - biopsy ( - 3w) Post - biopsy Western diet 6 4.8 * 4.8 * 3.9 * 0 1 2 3 4 5 6 7 NASH Control DA-1241 30 mg/kg DA-1241 100 mg/kg DA-1241 plus DPP4i Score 2.4 1.7 * 1.8 1.2 * 0 1 2 3 NASH Control DA-1241 30 mg/kg DA-1241 100 mg/kg DA-1241 plus DPP4i Score 1240.5 838.9 * 603.3 * 489.2 * 0 200 400 600 800 1000 1200 1400 NASH Control DA-1241 30 mg/kg DA-1241 100 mg/kg DA-1241 plus DPP4i 175.1 98.7 * 73.1 * 57.4 * 0 50 100 150 200 NASH Control DA-1241 30 mg/kg DA-1241 100 mg/kg DA-1241 plus DPP4i ▪ Statistically significant compared to NASH control Combination therapy: DA - 1241 100 mg/kg/day plus sitagliptin 150 mg/kg/day

12 DA - 1241 Clinical Trials to Date – Phase Ia and Ib (1 - 4) Clinical Outcomes Study ▪ Phase Ia, First - In - Human, Double - Blind, Placebo - Controlled, Randomized, Single Ascending Dose and Interactions with Metformin Study (n=60) ▪ Phase Ib, Double - Blind, Placebo - Controlled, Randomized, Multiple Ascending Dose Study (n=108) ▪ Study treated 24 healthy volunteers for 28 days and 84 subjects with T2DM for 56 days Safety ▪ Phase Ia, DA - 1241 was well tolerated at doses up to 400 mg in healthy volunteers » 3 mild AEs in 3 subjects receiving DA - 1241 » 1 possibly related AE of “headache” » Statistical analyses of the interaction effect of metformin on DA - 1241 PK parameters showed no effect of concomitant administration ▪ Phase Ib, DA - 1241 was well tolerated at doses up to 200 mg/d for 28 days in healthy males and 100 mg/d for 56 days in T2DM subjects » Most AEs were mild, no obvious relationship between the frequency of AEs and dose of DA - 1241 » The most frequent treatment emergent AEs were mild gastrointestinal side effects (nausea, diarrhea, abdominal pain), all resolved spontaneously ▪ No clinically significant labs, vitals, 12 - lead ECG, or physical findings in any subjects receiving DA - 1241 (Phase Ia or Ib) PD Results ▪ DA - 1241 in T2DM showed decreases from baseline in 2 - hour post - prandial glucose, FPG, HbA1c, and in most parameters for continuous glucose monitoring systems ▪ T2DM subjects administered DA - 1241 at 100 mg/d showed some weight loss ▪ Secretion of GIP, GLP - 1 and PYY were increased at Day 56 in all DA - 1241 treatment groups, consistent with the mechanism of action of DA - 1241 Notes: T2DM (Type 2 Diabetes Mellitus); PK (Pharmacokinetic); PD (Pharmacodynamic); AE (Adverse Event); SAE (Serious Adverse Event); EC G (Electrocardiogram); iAUE (incremental Area Under the Measurement Versus Time Curve); FPG (Fasting Plasma Glucose); HbA1c (Hemoglobin A1c); GLP - 1 (Glucagon - Like Peptide 1); GIP (Glucose - Dependent Insulinotropic Peptide); PYY (Polypeptide YY). 1. Dong - A Study Report DA1241_DM_Ia. 2. Dong - A Study Report DA1241_DM_Ib. 3. Kim MK et al. 81st Meeting of the American Diabetes Association. 2021; Abstract 765 - P. 4. Kim MK et al. 81st Meeting of the American Diabetes Association. 2021; Abstract 766 - P. 34 18.5 - 5.1 - 38.6 - 23.9 -45 -25 -5 15 35 55 Placebo DA-1241 25 mg DA-1241 50 mg DA-1241 100 mg Sitagliptin Change in Glucose iAUE 0 - 4h in T2DM Subjects at Day 56 - 0.21 - 0.5 - 0.42 - 1.57 - 0.24 -2 -1.5 -1 -0.5 0 Placebo DA-1241 25 mg DA-1241 50 mg DA-1241 100 mg Sitagliptin Weight Loss in T2DM Subjects at Day 56 (kg) MB0 MB1

DA-1241 NASH Upcoming Study Overview
Phase II to Establish Signal Efficacy in NASH

NeuroBo PHARMACEUTICALS

Phase II (NASH) Study Design	
Population:	▪ Presumed NASH with or with out T2DM defined by imaging/non-invasive criteria
N:	▪ ~100; multiple arms, various doses of DA-1241 and matching placebo
Design:	▪ Multiple doses vs. placebo ▪ Outcome at 6 months
Summary:	▪ Non-invasive measures (imaging biomarkers and serum-based biomarkers) • Primary pharmacodynamic endpoint, change in hepatic fat at 24 weeks as assessed by MRI-PDFF ▪ Secondary endpoints to evaluate markers for T2DM control ▪ Further determine safety of DA-1241
Location:	▪ Multi-center United States
Duration of Study:	▪ FPFV to LPLV and top-line results ~18 months ▪ Interim readout in ~12-14 months

Notes: NASH (Non-Alcoholic Steatohepatitis); NAFLD (Non-Alcoholic Fatty Liver Disease); T2DM (Type 2 Diabetes Mellitus); FPFV (First Patient First Visit); LPLV (Last Patient Last Visit).

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DA - 1726 A novel oxyntomodulin analogue functioning as a GLP1R/GCGR dual agonist for the treatment of NASH and obesity Once - weekly administration

DA-1726 Mechanism of Action

NeuroBo PHARMACEUTICALS

DA-1726 is a novel oxyntomodulin analogue functioning as a GLP1R/GCGR dual agonist for the treatment of obesity, NASH and possibly T2DM

- OXM is a peptide hormone released from the gut after a meal activating both the GLP-1 and glucagon receptors
- In turn, reducing food intake and increasing energy expenditure in humans, potentially resulting in superior body weight lowering to selective GLP-1 receptor agonists
- OXM improves glucose metabolism in part by promoting glucose dependent insulin secretion
  - While activation of the GCGR increases glucose production posing a hyperglycemic risk, the simultaneous activation of the GLP-1 receptor counteracts this effect
  - Overall, there is a low risk for hypoglycemia
- Agonism of GCGR enhances hepatic lipid oxidation and thus may prevent fat accumulation and fatty liver disease
  - In addition, GLP-1 receptor activation is known to decrease hepatic lipogenesis glucose
Liver
↑ FGF-21
↑ Glucose production?
↑ Ketogenesis?
cholesterol
ketone bodies
Brain
↓ Food Intake
↑ Energy Expenditure
Oxyntomodulin
Fat Cells
↑ Lipolysis?
↑ Adiponectin
↑ FGF-21?
Pancreas
↑ Insulin secretion
Kidney
↑ Natriuresis?
Stomach-Gut
↓ Ghrelin Secretion
↓ Gastric emptying

Physiological effects of oxyntomodulin [1]

Notes: GLP1R/GCGR (Glucagon-Like Peptide 1 Receptor/ Glucagon Receptor); NASH (Non-Alcoholic Steatohepatitis); T2DM (Type 2 Diabetes Mellitus); OXM (Oxyntomodulin); GLP-1 (Glucagon-Like Peptide 1).

1. Pocai A. Mol Metab.2014;3:241-51.

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16 16 5 7 9 11 13 15 17 19 21 6 12 18 24 30 36 42 48 54 60 66 72 Energy Expenditure (kcal/kg/hr) Time (hours) HF Control Pair-Fed DA-1726*# Mechanism of Action of Body Weight Loss (1,2) ▪ DA - 1726 was superior to the pair - fed group in the body weight loss, indicating that nearly half of the weight loss caused by DA - 1726 was attributed to reduced food intake via activating GLP - 1 receptor ▪ DA - 1726 was superior to both the pair - fed and control groups regarding energy expenditure, which is secondary to glucagon activation BWL in Obese Mice Cumulative Food Intake Energy Expenditure 4 - week s .c. injection, every 3 days HFD feeding 14 - week C57BL/6 - DIO mouse 20 - day ▪ Animals: male HF - DIO obese mice ▪ Regimen: Every three days S.C. injection ▪ DA - 1726 Dose: 125 nmol/kg 58.1 41.6 * 40.4 * 0 20 40 60 80 HF Control DA-1726 Pair-Fed (40) (30) (20) (10) 0 10 0 3 6 9 12 15 18 Treatment Day HF-Control Pair-Fed DA-1726 % Change in BW from Baseline (Corrected to HF Control) Cumulative Food Intake (g/19 - Day) Energy Expenditure for 72 Hours (kcal/kg/hr) Mean energy expenditure: DA - 1726* # 16.6 kcal/kg/hr Pair - Fed 12.4 kcal/kg/hr HF Control 12.6 kcal/kg/hr (35.7%) (15.9%) # * Notes: HF - DIO (High Fat - Diet Induced Obesity); GLP - 1 (Glucagon - Like Peptide 1); S.C. (Subcutaneous); HFD (High Fat Diet). 1. Dong - A Study Report 104372. 2. Kim TH et al. 82nd Meeting of the American Diabetes Association. 2022; Abstract 1403 - P. * Statistically significant compared to control # Statistically significant compared to either treatment

17 17 DA - 1726 Therapeutic Potential Obesity (1 - 3) DA - 1726 out - performed semaglutide (WEGOVY Ð ), a GLP - 1 agonist, in mouse models of obesity and T2DM BWL in HF - DIO Obese Mice DA - 1726 vs Semaglutide (1,3) Notes: GLP1R/GCGR (Glucagon - Like Peptide 1 Receptor/ Glucagon Receptor); HF - DIO (High Fat - Diet Induced Obesity); GLP - 1 (Glucagon - Like Peptide 1); T2DM (Type 2 Diabetes Mellitus) . 1. Dong - A Study Report 104561. All treatments given as twice weekly injections. 2. Dong - A Study Report 104455. All treatments given every 3 days as injections. 3. Kim TH et al. 82nd Meeting of the American Diabetes Association. 2022; Abstract 1403 - P. *Statistically significant compared to control % Change in BW from Baseline (Corrected to HF Control) -30 -25 -20 -15 -10 -5 0 0 2 4 6 8 10 12 14 16 19 21 25 27 Treatment Day High Fat Control Semaglutide (250 nmol/kg)* DA-1726 (100 nmol/kg)* DA-1726 (200 nmol/kg)* (16.3%) (19.3%) (26.8%) BWL in HF - FATZO T2DM/Obese Mice DA - 1726 vs Semaglutide (2,3) % Change in BW from Baseline (Corrected to HF Control) -35 -30 -25 -20 -15 -10 -5 0 0 2 4 6 8 10 12 14 16 18 20 22 25 Treatment Day High Fat Control Semaglutide (250 nmol/kg)* DA-1726 (100 nmol/kg)* DA-1726 (250 nmol/kg)* (12.5%) (14.9%) (25.4%) Cumulative Food intake in HF - DIO Obese Mice DA - 1726 vs Semaglutide (1,3) 100.0% 72.1% 86.7% 80.2% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% High Fat Control Semaglutide 250 nmol/kg* DA-1726 100 nmol/kg DA-1726 200 nmol/kg* Weight loss observed from DA - 1726 is not solely attributed to reduced food intake via GLP1R but increased energy expenditure via the GCGR MB0

18 18 6.75 5 * 3.88 * 3.63 * 0 1 2 3 4 5 6 7 NASH Control Semaglutide 250 nmol/kg* DA-1726 100 nmol/kg* DA-1726 200 nmol/kg* Score DA - 1726 Therapeutic Potential for NASH (1,2) DA - 1726 further improved hepatic steatosis, inflammation, and fibrosis compared to semaglutide Steatosis & Inflammation (HE Staining) ▪ Animals: male DIO - NASH mice ▪ Regimen: Every three days S.C. injection ▪ Dose: 100 & 200 nmol/kg DA - 1726 vs. 250 nmol/kg semaglutide DA - 1726, 100 nmol/kg Notes: NASH (Non - Alcoholic Steatohepatitis); DIO (Diet Induced Obesity); S.C. (Subcutaneous); NAFLD (Non - Alcoholic Fatty Liver Disease); HE (Hematoxylin and Eosin); MT (Masson’s Trichrome). 1. Dong - A Study Report 104854. 2. Jung IH et al. 82nd Meeting of the American Diabetes Association. 2022; Abstract 1333 - P. 30 - week s.c. Injection, every 3 days GAND Feeding 5 - week C57BL/6 Mouse 9 - Week NAFLD Activity Score Fibrosis (MT Staining) DA - 1726, 200 nmol/kg DIO - NASH Control Semaglutide, 250 nmol/kg DIO - NASH Control Semaglutide, 250 nmol/kg DA - 1726, 100 nmol/kg DA - 1726, 200 nmol/kg Liver Triglycerides Arrow: Inflammation Blue Color: Fibrosis 79.7 63.8 * 61.3 * 54.1 * 0 10 20 30 40 50 60 70 80 90 NASH Control Semaglutide 250 nmol/kg* DA-1726 100 nmol/kg* DA-1726 200 nmol/kg* Liver Triglycerides (mg/g wet liver) *Statistically significant compared to control

19 19 DA - 1726 Therapeutic Potential for NASH (Cont’d) (1,2) DA - 1726 reduced body weight and decreased plasma clinical chemistry parameters as well as decreased gene expression related to inflammation and liver fibrosis, with the low - dose group showing higher anti - NASH effects despite lower body weight loss compared to semaglutide BWL in DIO - NASH Mouse Plasma Biochemistry Analysis Hepatic Gene Expression ▪ Animals: male DIO - NASH mice ▪ Regimen: Every three days S.C. injection ▪ Dose: 100 & 200 nmol/kg DA - 1726 vs. 250 nmol/kg semaglutide 30 - week s.c. Injection, every 3 days GAND Feeding 5 - week C57BL/6 Mouse 9 - week -35 -25 -15 -5 0 9 18 27 36 45 54 63 Treatment Day NASH Control Semaglutide (250 nmol/kg)* DA-1726 (100 nmol/kg)* DA-1726 (200 nmol/kg)* 0.0 0.2 0.4 0.6 0.8 1.0 ALT AST ALP T-BIL GLU T-CHO TG NASH Control Semaglutide (250 nmol/kg)* DA-1726 (100 nmol/kg)* DA-1726 (200 nmol/kg)* 0.0 0.2 0.4 0.6 0.8 1.0 1.2 IL - 1 β Tnf α Ccl2 Col1a1 Col3a1 Acta2 Timp1 Mmp9 NASH Control Semaglutide (250 nmol/kg)* DA-1726 (100 nmol/kg)* DA-1726 (200 nmol/kg)* % Change in BW from Baseline (Corrected to NASH Control) % Difference Plasma Biochemistry (Corrected to NASH Control) Gene Expression Fold Change vs. NASH Control # # # # Notes: NASH (Non - Alcoholic Steatohepatitis); DIO (Diet Induced Obesity); S.C. (Subcutaneous). 1. Dong - A Study 104854 2. Jung IH et al. 82nd Meeting of the American Diabetes Association. 2022; Abstract 1333 - P. ( - 27.6%) ( - 19.3%) ( - 23.3%) Inflammation Fibrosis *Statistically significant compared to control *All treatment arms are statistically significant compared to control #Statistically significant compared to semaglutide *All treatment arms are statistically significant compared to control

DA-1726 Obesity & NASH Upcoming Study Overviews

	Phase I
Population:	▪ Healthy volunteers Phase Ia, Phase Ib mix of healthy volunteers and otherwise healthy obesity
N:	▪ ~100 (two studies Phase Ia and Phase Ib)
Design:	▪ SAD and MAD
Summary:	▪ PK, PD (12 weeks) safety and tolerability. Extended dosing (12 weeks) in Phase Ib study with obese patients could provide an added clinical signal in obesity
Location:	▪ United States (consideration may be given to Canada or Australia)
Duration of Study:	▪ FPFV to LPLV and topline results 10–16 months each study (SAD & MAD)

Notes: NASH (Non-Alcoholic Steatohepatitis); MAD (Multiple Ascending Dose); SAD (Single Ascending Dose); PK (Pharmacokinetic); PD (Pharmacodynamic); FPFV (First Patient First Visit); LPLV (Last Patient Last Visit).

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Market Opportunity & Financial Overview

22 Developing Assets Targeting Significant Opportunities of Unmet Need… Source: Health Advances Quantitative Research Notes: GLP1R/GCGR (Glucagon - Like Peptide 1 Receptor/ Glucagon Receptor); NASH (Non - Alcoholic Steatohepatitis); Obesity It is estimated ~40% of patients on pharmacotherapy will receive a GLP - 1 based therapy like semaglutide or tirzepatide. Of those, 20% to 25% will progress to GLP1/GCGR dual agonists due to lack of response or issues with tolerance 4.7M Treated Obesity Patients, 2029 Generic GLP1s and Non - GLP1 Orals 40% 4 0% 87% 20% - 25% 375,000 Obesity Patients Eligible for GLP1/GCGR % taking GLP - 1 based t herapy % Progressing to GLP1/GCGR NASH NASH diagnosis rates will increase upon the approval of new pipeline therapies in the coming years, reaching a peak of 50% by 2032 0 5 10 15 Current Diagnosis Rate With Approved Therapy & Non- Invasive Diagnostic Diagnosed Patients (MM) Projected Diagnosed Prevalence in 2032 Proj. 2032 Total Prevalence: 21M MB0

Product Differentiation

NeuroBo PHARMACEUTICALS

DA-1241

- Oral agent with once-a-day dosing
- Novel mechanism of action which promotes the release of key gut peptides GLP-1, GIP, and PYY
- Only GPR119 in development for NASH
  - Demonstrated effect on hepatic steatosis, fibrogenesis, and inflammation in animal models
- Potential to address multiple comorbidities NASH, T2DM, and dyslipidemia
- Low likelihood of inducing hypoglycemia
- Likely to promote weight loss adding to the benefit in NASH and T2DM
- Candidate for FDA Fast Track Designation

DA-1726

- Unlike semaglutide, the dual GLP1R/GCGR activity of DA-1726 provides the added benefit of increased energy expenditure and a direct effect on the liver and steatosis
  - Demonstrated increased benefit compared to semaglutide on hepatic steatosis, fibrogenesis, and inflammation in animal models
- Superior effect in animal models compared to cotadutide on body weight and glucose control
- Potential to address multiple comorbidities NASH, obesity, and T2DM
- Low risk for hypoglycemia
- Candidate for FDA Fast Track Designation

Overall Program

- Multiple assets in the same clinical space synergies in the drug development process
- For NASH, it may be possible to combine the agents using DA-1726 as induction therapy and then converting the patient to DA-1241 for consolidation and maintenance therapy
- Both assets allow for multiple shots on multiple various therapeutic targets

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24 24 WEGOVY Ð (Semaglutide) and Obesity In June 2021 the FDA approved WEGOVY Ð (semaglutide) injection for chronic weight management in adults with obesity or overweight with at least one weight - related conditions (e.g. high blood pressure, T2DM, or high cholesterol). 1. Novo Nordisk A/S Form 20 filed on February 2, 2022 2. Novo Nordisk A/S Q2 2022 Financial Results; Financial workbook (xlsx). Financials presented in Danish Krone and converted into USD at the exchange rate on the last day of each respective quarter. 3. Estimated Q3’ 22 and Q4’ 22 sales based on the average analyst consensus per Bloomberg June 10, 2021 U.S. launch of Wegovy Ð 5 weeks later As many prescriptions were written for WEGOVY Ð as in the four years following launch of its predecessor SAXENDA ® (1) $13.6 $80.8 $118.3 $209.4 $166.2 $225.4 $382.0 $0.0 $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 $350.0 $400.0 $450.0 Q2' 21 Q3' 21 Q4' 21 Q1' 22 Q2' 22 EQ3' 22 EQ4' 22 WEGOVY Ð Sales ($M) (2)(3) Q4’ 21 contract manufacturer filling syringes stops deliveries and manufacturing due to quality concerns. In H1’ 22 Novo Nordisk has been facing supply constraints thus affecting the ability to meet demand

25 25 Lead Product Pemvidutide DA - 1726 Indication Obesity/NASH Obesity/NASH Stage Phase II Pre - IND PoC Data x TBD Tangible Universe of Successful, Early - Stage Cardio - Metabolic Comparables Sources: Company Website, Press Releases, Corporate Presentation, Capital IQ as of 10/21/22 Notes: Includes cardio - met focused companies in Ph II development or earlier, excludes gene therapy and RNA platforms. 1. Program defined as separate indications; i.e. same asset being developed for different indications counted as two programs. $525.7 $9.1 $0.0 $350.0 $700.0 Market Cap ($M) NASH / Obesity Lead Product Efruxifermin DA - 1241 Indication NASH NASH/T2DM Stage Phase IIb Phase II Ready - NASH PoC Data x TBD $1,972.3 $9.1 $0.0 $350.0 $700.0 $1,050.0 $1,400.0 $1,750.0 $2,100.0 Market Cap ($M) NASH Phase IIb (Today ) Acquire Pre - Clinical NASH asset (2019) $531.4 Phase IIa ready (IPO) $34.9 Phase II (Today ) AM0 AM1AM2

26 Financials and Capitalization Table Capitalization as of September 30, 2022 Common Stock Equivalents Common Stock 888,693 Warrants ( WAEP $140.07) (1) 228,235 Options ( WAEP $99.62) 36,493 Fully Diluted 1,153,415 Other Potential Dilutive Securities Series A Convertible Preferred Issuance to Dong - A per License Agreement (convertible at public offering price and subject to shareholder vote) $22,000,000 Series A Convertible Preferred Private Placement Purchase by Dong - A (2) $15,000,000 1. No ratchets, price resets or anti - dilution provisions 2. Dong - A will purchase, in a private offering, $15 million of Series A Convertible Preferred Stock at a conversion price equivalen t to the public offering together with warrants equivalent to the warrants in the public offering. Shareholder approval will ne ed to be obtained for the issuance of the common stock underlying the Preferred and the warrants. This is contingent upon NRBO rais ing at least $15 million in the public offering. Financial Overview As of September 30, 2022 Cash $6.4M Debt - MB0

27 The NeuroBo Team Scientific Advisory Board Roy Freeman, MBChB ▪ Prof. of Neurology, Harvard Medical School ▪ Director, Center for Autonomic and Peripheral Nerve Disorders ▪ Boston, MA Leigh Perreault, MD, FACE, FACP ▪ Associate Prof. of Medicine, Division of Endocrinology, Metabolism and Diabetes ▪ Colorado University School of Medicine ▪ Boulder, CO Caroline Apovian , MD, FACP, FTOS, DABOM ▪ Associate Prof. of Medicine, Harvard Medical School ▪ Co - Director Center for Weight Management and Wellness Brigham and Women’s Hospital ▪ Boston, MA Danamarie Belpulsi, MD ▪ Medical Director, ICON plc. ▪ Clinical Research Physician, Expert in Human Clinical Trials ▪ New York, NY NeuroBo Leadership Adam Perlish* ▪ Comptroller ▪ Over 15 years of finance and accounting experience, including 10 years in pharmaceutical industry ▪ Bachelor’s degree in accounting from the George Washington University and is a licensed CPA Stephen Harrison, M.D, FACP, FAASLD ▪ Consulting Medical Director ▪ Visiting Prof. of Hepatology, Radcliffe Department of Medicine, University of Oxford, UK ▪ Expert in clinical studies for NAFLD/NASH with nearly 300 peer reviewed publications ▪ Col (ret.) USA, MC Frank Kondrad ▪ Vice President, Corporate & Business Development ▪ Previously, with AstraZeneca as Executive Director, Business Development and Licensing, for Cardiovascular, Metabolic Disease and Renal business ▪ Over 45 years in the pharmaceutical industry in business development, managed markets, and strategic planning Eric Ruby ▪ Regulatory ▪ 35 years of experience in regulatory strategy, data review, and regulatory filings, including work at the FDA ▪ Bachelor’s degree in chemistry from Harvard University and master's degree in organic chemistry from Berkeley Gil Price, MD* ▪ President & Chief Executive Officer ▪ Former CEO and CMO of Drug Safety Solutions, Inc. ▪ Former CMO of the ProPharma Group ▪ 35 years in the pharmaceutical industry spread across medical affairs, clinical development, and pharmacovigilance Matthew Bardin, PharmD, BCPS* ▪ Sr. Vice - President, Operations ▪ 17 years in the pharmaceutical industry spread across medical affairs, clinical development, and pharmacovigilance ▪ Doctor of Pharmacy from the Samford University McWhorter School of Pharmacy and is a Board - Certified Pharmacotherapy Specialist *Full - time NeuroBo employee MB0

28 Intellectual Property Rights • IP rights currently owned by Dong - A and to be licensed to NeuroBo. DA - 1241 DA - 1726 US ▪ One patent: both composition of matter and process of making the composition. - E xpected to expire in 2035 * ▪ O ne non - provisional patent application: both composition of matter and use of the composition . ▪ One U.S. patent: both composition of matter and use of the composition. - Expected to expire in 2038 * ▪ One U.S. non - provisional patent application: both composition of matter and use of the composition . ▪ PCT application enters national phases in October 2022. Non - US ▪ 17 patents: - E xpected to expire between 2035 and 2039 * ▪ 14 patent applications: composition of matter and/or use of the composition . ▪ 5 patents: composition of matter. - Expected to expire between 2038 and 2040 * ▪ 8 patent applications: composition of matter and/or use. * All expected patent expiration dates are subject to adjustment or extension. Source: Form S - 1/A (File. No.: 333 - 267482), available by visiting Edgar on the Commission website at https://www.sec.gov .

Business Development Opportunities
Legacy Assets[1]

NeuroBo PHARMACEUTICALS

ANA001

- A proprietary oral niclosamide formulation being developed as a treatment for patients with moderate COVID-19.
- Enrollment in the Phase 2 clinical trial for moderate COVID-19 in hospitalized patients closed in July 2022 and the clinical trial moved to the data analysis phase.
- Following an analysis of the clinical trial data, expected in Q4-2022, the Company will begin discussions with the FDA regarding next steps.
- Potential future opportunity to out-license asset.

NB-01

- Potential to treat painful diabetic neuropathy (PDN) as a first-line pain management therapy for PDN.
- Potential future opportunity to out-license asset.

NB-02

- Potential to treat the symptoms of cognitive impairment and modify the progression of neurodegenerative diseases.
- Potential future opportunity to out-license asset.

Gemcabene

- Being assessed for various indications including COVID-19 in combination with ANA001.
- Potential future opportunity to out-license asset.

1. The Company does not intend to use the proceeds from the public offering or the private offering for further development of these product candidates.

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NeuroBo Pharmaceuticals, Inc. NASDAQ:NRBO Contact: Frank Kondrad Vice President, Corporate and Business Development (610) 316 - 1735 Frank.Kondrad@NeuroBoPharma.com